UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 21, 2008 (November 17, 2008)

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive office)	(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 17, 2008, Jackson Hewitt Inc. (“JHI”), a subsidiary of Jackson Hewitt Tax Service Inc. (the “Company”), entered into an Amended and Restated Marketing Agreement (“Marketing Agreement”) with MetaBank d/b/a Meta Payment Systems (“MetaBank”), and a First Addendum (“Addendum”) to the Marketing Agreement with MetaBank dated the same date. The Marketing Agreement amends and supersedes a prior agreement with MetaBank. The Marketing Agreement expires on October 31, 2011. The Addendum expires on the later of July 15, 2009 or the date upon which the parties’ obligations under the Addendum have been fulfilled.

Under the Marketing Agreement, MetaBank is responsible for issuing and managing the Company’s prepaid debit card program and providing line of credit products related to the card. JHI receives payment from MetaBank based on certain levels of revenues and gross profits.

The Addendum provides that in the event MetaBank’s loan losses related to one of the line of credit products provided under the Marketing Agreement significantly exceed MetaBank’s projected losses, JHI will make payments to MetaBank to offset such losses. JHI’s payment obligations will not arise unless MetaBank’s actual loan losses are in excess of two times the level of MetaBank’s projected losses under the program. JHI’s maximum payment obligation is approximately $13 million, which will occur in the event that MetaBank’s actual loan losses are in excess of four times MetaBank’s projected losses. In the event JHI is required to make such payment to MetaBank, JHI intends for these payment obligations to be shared among JHI and its franchisees.

The Company will seek confidential treatment from the Securities and Exchange Commission for certain portions of the amended Marketing Agreement and the Addendum in connection with filing such agreements as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Daniel P. O’Brien
Daniel P. O’Brien
Executive Vice President and Chief Financial Officer

Date: November 21, 2008

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